Exhibit 10.48

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

AMENDMENT TO THE LICENSE AGREEMENT

This Amendment to the License Agreement (this Amendment) is made and entered into effective as of October 29, 2020 (the Effective Date)

BY and BETWEEN:

(1)        Nabriva Therapeutics Ireland Designated Activity Company, a private limited company incorporated under the laws of Ireland (registered number 612454), with its registered office at Suite 510, Regus Dublin Airport, Skybridge House Dublin, Airport, Swords, Co. Dublin, K67 P6K2, Republic of Ireland (Nabriva); and

(2)        Roivant China Holdings Limited (a/k/a Sinovant Sciences Ltd.), an exempted limited company incorporated under the laws of Bermuda, having its registered office at 2 Church Street, Hamilton, Bermuda and a wholly-owned subsidiary of Parent (Licensee);

(3)        Nabriva Therapeutics GmbH (formerly Nabriva Therapeutics AG), a private limited company incorporated and registered in Austria (registered number FN 269261y), with its registered office at Leberstrasse 20, 1110 Vienna, Austria (NTGmbH);

(4)        Roivant Sciences, Ltd., an exempted limited company incorporated under the laws of Bermuda, having its registered office at 2 Church Street, Hamilton, Bermuda (Parent);

(5)        Sinovant Sciences Co. Ltd. (Chinese name: 上海仑胜医药科技有限公司), a company duly established and validly existing under the laws of the People’s Republic of China (PRC or China) with its registered office at 3/F, Building 1, No. 400, Fang Chun Road, Pilot Free Trade Zone, Shanghai, China 200120 (business license number: 91310115MA1K44DG3J) (Sinovant Shanghai); and

(6)        Sinovant Sciences HK Limited, a limited company incorporated under the laws of Hong Kong, with its registered office at 9/F Three Exchange Square, Central, Hong Kong and a subsidiary of RCHL (Sinovant HK).

Nabriva, Licensee, NTGmbH, Parent, Sinovant Shanghai, Sinovant HK are referred to herein individually as a Party and collectively as the Parties. Nabriva and NTGmbH are referred to herein individually as a Nabriva Party and collectively as the Nabriva Parties.

Terms not specifically defined herein shall have the same meanings as ascribed to them under the License Agreement (defined below).

RECITALS:

(A)       WHEREAS, Nabriva, NTGmbH, Licensee and Parent entered into that certain License Agreement dated March 26, 2018 (the License Agreement) under which Nabriva and NTGmbH granted a license of certain intellectual property rights to Licensee in order for Licensee to develop and commercialize Licensed Products in the Territory (including Mainland China, the Hong Kong Special Administrative Region,

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the Macau Special Administrative Region and Taiwan) pursuant to the terms and conditions of the License Agreement;

(B)       WHEREAS, to expedite commercialization of Licensed Products in the Territory, the Parties, after friendly consultations, wish first to apply for an import drug license (IDL, including its renewals and supplements) for import and commercialization of Licensed Products in mainland China where Nabriva will become the marketing authorization holder of such IDL (MAH) and Sinovant Shanghai will be the drug registration agent responsible for preparing, obtaining and maintaining on behalf of Nabriva relevant Drug Approval Applications, Regulatory Approvals and other submissions for such IDL in accordance with the terms and conditions set forth below; and

(C)       Nabriva and Sinovant HK will enter into certain Technology Transfer Agreement, Agreement for the Manufacture & Supply of Commercial Material, Framework Agreement and other transaction documents to carry out the transactions contemplated under the License Agreement and the Parties wish to include Sinovant HK as a party to the License Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.         Nabriva as MAH for IDL

To designate Nabriva as the MAH and Sinovant Shanghai as the exclusive drug registration agent for an IDL for Licensed Product in mainland China, the Parties agree that Clause 3.2(a) of License Agreement shall be amended as follows.

Clause 3.2(a) currently reads:

“Licensee shall have the responsibility, at its cost, and subject to the Retained Rights, except as otherwise expressly set forth in this Clause 3.2 (Regulatory Activities), and in accordance with this Agreement, to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs and CTAs) and to conduct communications with the Regulatory Authorities, for Licensed Products in the Field in the Territory in its name.”

Shall be deleted and replaced in its entirety with:

“Licensee shall have the responsibility, at its cost, and subject to the Retained Rights, except as otherwise expressly set forth in this Clause 3.2 (Regulatory Activities), and in accordance with this Agreement, to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs and CTAs) and to conduct communications with the Regulatory Authorities, for Licensed Products in the Field in the Territory in its name.

Notwithstanding the foregoing, the Parties agree that for the purpose of Drug

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Approval Applications and submissions relating to IDL in mainland China, subject to and without prejudice to Licensee’s exclusive rights to Develop and Commercialize the Licensed Compound and Licensed Products in the Territory under the License Agreement (in particular, Clause 2.1 (Grants to Licensee) of the License Agreement), Nabriva shall be the MAH for such Drug Approval Applications, Regulatory Approvals and submissions, and Sinovant Shanghai shall be the exclusive drug registration agent in mainland China to, at its own cost, prepare, obtain and maintain such Drug Approval Applications, Regulatory Approvals and submissions on behalf of Nabriva.

In addition, the Parties agree that the definition of Retained Rights under License Agreement shall also include the rights of the Nabriva Parties, their respective Affiliates and its and their licensors, (sub)licensees and contractors to perform its and their obligations and exercise its and their rights under this Amendment, including, without limitation, Nabriva’s rights as the MAH of IDL for Licensed Products in mainland China, solely for purposes of the performance of this Clause 3.2 (Regulatory Activities).”.

2.         Additional Representations and Warranties

Licensee and Sinovant Shanghai represent and warrant to the Nabriva Parties as of the Effective Date:

(a)        Sinovant Shanghai is a wholly-owned subsidiary of Sinovant HK and an Affiliate of Licensee;

(b)       Sinovant Shanghai is a company duly established, validly existing and in good standing under the laws of the PRC and has all request power and authority, corporate and otherwise, to execute, deliver and perform under this Amendment;

(c)        Sinovant Shanghai possesses and maintains all valid permits and licenses issued by Governmental Authority in mainland China and has the capacity to serve as the drug registration agent to prepare, file, obtain and maintain Drug Approval Applications and other Regulatory Approvals and submissions relating to IDL for Licensed Product in mainland China; and

(d)       The provisions under Clause 8.1 (Mutual Representations and Warranties) of License Agreement shall be deemed incorporated herein to apply to Sinovant Shanghai.

3.         Covenants

Licensee and Sinovant Shanghai each covenants to the Nabriva Parties the following:

(a)        Licensee and Sinovant Shanghai shall take the responsibility to prepare, obtain and maintain Drug Approval Applications, Regulatory Approvals and submissions for IDL in connection with the Development or Commercialization of Licensed Product in mainland China pursuant to Applicable Laws;

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(b)       All Drug Approval Applications, Regulatory Approvals and submissions relating to IDL for Licensed Product prepared by Licensee and Sinovant Shanghai shall accurately reflect the datasets used by Nabriva in Nabriva Development Data and Nabriva Regulatory Documentation outside the Territory and Licensee and Sinovant Shanghai shall ensure that information contained in any Drug Approval Applications, filings or submissions relating to IDL for Licensed Product in mainland China is not untrue, misleading or misrepresented in any material respects;

(c)        Licensee and Sinovant Shanghai shall provide Nabriva with an opportunity to review and comment on all Drug Approval Applications, Regulatory Approvals and submissions relating to IDL of Licensed Product in mainland China before the submission of the same to any Regulatory Authority in mainland China. Licensee and Sinovant Shanghai shall provide access to interim drafts of relevant Drug Approval Applications, submissions or filings relating to IDL for Licensed Product in mainland China to Nabriva via access methods (such as secure databases) as agreed by the Parties;

(d)       Licensee and Sinovant Shanghai shall consider Nabriva’s comments in good faith and promptly address any questions raised by Nabriva. No Drug Approval Applications relating to IDL for Licensed Product in mainland China where Nabriva is named as the MAH may be submitted to any Regulatory Authority in mainland China without Nabriva’s prior review;

(e)        Licensee and Sinovant Shanghai shall take the responsibility to communicate with Regulatory Authority in mainland China on an ongoing basis with respect to the filing and submission of Drug Approval Applications for IDL and the subsequent maintenance of such IDL upon issuance and shall promptly inform Nabriva of the status. Should any Regulatory Authority in mainland China establish a response deadline for any Drug Approval Applications or Regulatory Approvals relating to IDL for Licensed Product, Licensee and Sinovant Shanghai shall take necessary actions and work cooperatively with Nabriva to ensure that Nabriva has a reasonable opportunity for review and comment within such deadlines;

(f)        All Drug Approval Applications relating to IDL for Licensed Product in mainland China shall be made at Licensee and Sinovant Shanghai’s sole expense. In case any Drug Approval Applications, filings or submissions are not prepared in English, Licensee and Sinovant Shanghai, shall, at their own cost, provide Nabriva with a summary in English with details necessary for Nabriva to provide substantive comments;

(g)        Absent Nabriva’s prior review, neither Licensee nor Sinovant Shanghai shall make any representations, warranties or covenants to, accept any liabilities or responsibilities requested by, or enter into any agreements, commitments or undertakings with any Regulatory Authority in mainland China, on behalf of Nabriva in connection with its capacity as the MAH in relevant Drug Approval Applications, Regulatory Approvals or submissions relating to IDL for Licensed Product in mainland China;

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(h)       In the event that Licensee or Sinovant Shanghai receives any correspondence, demands, requests or inquiries from any Regulatory Authority in mainland China addressed to Nabriva as the MAH under IDL for Licensed Product in mainland China, it shall promptly inform Nabriva of such correspondence, demands, requests or inquiries, in no event later than [**] after the receipt thereof;

(i)         Licensee and Sinovant shall, at their own cost, take necessary actions to maintain and renew the validity term of Regulatory Approvals of IDL for Licensed Product in mainland China after issuance if such renewal or maintenance is intended by the Parties; and

(j)        Licensee and Sinovant Shanghai shall use their reasonable commercial efforts to work cooperatively with Nabriva to perform their obligations under Clauses 3.2(b) (Regulatory Cooperation), 3.2(c) (Recalls, Suspensions or Withdrawals), 3.2(d) (Pharmacovigilance Agreement, Global Safety Database), and 3.2(e) (Regulatory Inspections) of the License Agreement should any issue arise in connection with any Drug Approval Applications, Regulatory Approvals or submissions relating to IDL for Licensed Product in mainland China.

4.         Milestone Payments

The Parties agree that Milestone Event (iii) in Clause 5.2 (Milestones) of the License Agreement shall be amended as follows.

Milestone Event (iii) currently reads:

Milestone Event	Milestone Payment
(iii) Receipt of Regulatory Approval (whether or not Reimbursement Approval is received) from the CFDA in the first indication for a Licensed Product	$5,000,000

Shall be deleted and replaced with the following:

Milestone Event	Milestone Payment
(iii)(a) Within 30 days after the execution by the Parties of this Amendment	$1,000,000
(iii)(b) Within [**] after [**]	[**]
(iii)(c) within [**] upon the [**]	[**]
(iii)(d) [**]	[**]

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All other provisions in Clause 5.2 of the License Agreement shall remain in full force and effect.

5.         Indemnification of Nabriva

5.1 Indemnification of Nabriva

Licensee and Sinovant Shanghai shall indemnify the Nabriva Parties, their respective Affiliates, (sub)licensees and its or their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, Losses) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, Third Party Claims) to the extent arising from or occurring as a result of:

(a)        the breach by Licensee or Sinovant Shanghai of any representations, warranties or covenants or other terms of this Amendment;

(b)       the negligence or willful misconduct on the part of Licensee or Sinovant Shanghai or their Affiliates or Sublicensees or their distributors or contractors or their respective directors, officers, employees or agents in performing its or their obligations under this Amendment; or

(c)        the submission by Licensee, Sinovant Shanghai or any of their respective Affiliates or Sublicensees of any Drug Approval Applications, filings or submissions relating to IDL for Licensed Product to any Regulatory Authority in mainland China which contain untrue or misleading information.

except, in each case ((a), (b) and (c)), for those Losses for which Nabriva is responsible, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

5.2 Indemnification of Licensee and Sinovant Shanghai

The Nabriva Parties shall indemnify Licensee and Sinovant Shanghai, their respective Affiliates, (sub)licensees and its or their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of:

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(a)        the breach by the Nabriva Parties of any representations, warranties or covenants or other terms of this Amendment; or

(b)        the negligence or willful misconduct on the part of the Nabriva Parties or their Affiliates or Sublicensees or their distributors or contractors or their respective directors, officers, employees or agents in performing its or their obligations under this Amendment.

except, in each case ((a) and (b)), for those Losses for which Licensee or Sinovant Shanghai is responsible, as to which Losses each Party shall indemnify the other to the extent of its respective liability.

6.         Compliance with Applicable Law

Licensee and Sinovant Shanghai shall and shall cause their respective Affiliates and Sublicensees to, comply with all Applicable Law in mainland China with respect to the preparation, submission and maintenance of any Drug Approval Applications, Regulatory Approvals and submissions relating to IDL for Licensed Product in mainland China.

The Nabriva Parties shall and shall cause their respective Affiliates and Sublicensees to, comply with all Applicable Law in mainland China with respect to the performance of this Amendment.

Licensee and Sinovant Shanghai shall avoid, and shall require and use commercially reasonable efforts to cause their respective Affiliates and Sublicensees, and their employees, representatives, agents, and distributors, to avoid, taking or failing to take, any actions that Licensee, Sinovant Shanghai, such Affiliates or Sub licensees know or reasonably should know would jeopardize the goodwill or reputation of Nabriva, any of its Affiliates, or the Licensed Products or any Trademark associated therewith.

7.         Use of Name

Nabriva hereby grants Licensee and Sinovant Shanghai a royalty-free license to use its name, logo or Trademark for purposes of preparation, submission and maintenance of any Drug Approval Applications, Regulatory Approvals or submissions relating to IDL for Licensed Product in mainland China pursuant to the terms of this Amendment.

8.         Anti-Corruption

Clause 8.6 (Anti-Bribery and Anti-Corruption Compliance) of License Agreement shall be deemed incorporated herein to apply to Sinovant Shanghai.

9.         Amendment

Unless specifically amended in this Amendment, all other terms and conditions of the License Agreement shall continue to remain in full force and effect and shall continue to be complied with by the Parties.

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10.       Termination

This Amendment may be terminated in writing by the Parties. This Amendment shall terminate automatically when the License Agreement terminates.

11.       Additional Party to the License Agreement

Sinovant HK shall become a party to the License Agreement as of the date first written above and shall be subject to all terms and conditions of the License Agreement, including, without limitation, relevant confidentiality clauses in the License Agreement.

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THIS AMENDMENT is executed by the authorized representatives of the Parties, NTGmbH and Parent as of the date first written above.

SIGNATORIES

Nabriva Therapeutics Ireland Designated Activity Company		Roivant China Holdings Limited (a/k/a Sinovant Sciences Ltd.)

By:	/s/ Gary Sender	By:	/s/ Marianne L. Romeo

Name:	Gary Sender	Name:	Marianne L. Romeo

Title:	Director	Title:	Head, Global Transactions & Risk Management

Nabriva Therapeutics GmbH		Roivant Sciences Ltd.

By:	/s/ Mihovil Spoljaric	By:	/s/ Marianne L. Romeo

Name:	Mihovil Spoljaric	Name:	Marianne L. Romeo

Title:	Managing Director	Title:	Head, Global Transactions & Risk Management

Sinovant Sciences Co., Ltd.		Sinovant Sciences HK Limited

By:	/s/ Rae Yuan	By:	/s/ Rae Yuan

Name:	Rae Yuan	Name:	Rae Yuan

Title:	President	Title:	President